EXHIBIT 99

            AVIATION SALES COMPANY COMMENTS ON EXPECTED 1999 RESULTS
                  1999 EPS EXPECTED TO GROW BETWEEN 15% AND 17%

MIAMI--(BUSINESS WIRE)--SEPT. 17, 1999--AVIATION SALES COMPANY (NYSE:AVS) today commented on its expected third quarter and 1999 results of operations. The Company stated that it anticipates 1999 per share earnings growth to be in a range of 15% to 17% compared to 1998 earnings per share, and that based upon this level of growth, the Company expects fully diluted earnings per share to be between $.48 and $.50 on revenues of approximately $170 million for the third quarter of 1999 and $2.30 and $2.35 on revenues of approximately $718 million for the 1999 fiscal year.

Dale S. Baker, Chairman and Chief Executive Officer, stated "We continue to be pleased with the performance of our core distribution and MR&O operations. However, the results in our manufacturing and flight surfaces repair operations will not meet our plan for the 1999 third quarter and fiscal year. We believe that the drop in Boeing's production levels are starting to be felt through the supply chain, and while we had anticipated this slow down in our manufacturing operations during the fourth quarter of 1999 and into the year 2000, we did not anticipate some of the order cancellations and delivery push-outs which we have experienced to date during the third quarter. Further, in our flight surfaces repair and overhaul operation, we have had higher expense levels than we anticipated. These expenses were primarily in conjunction with investments that we made in new facilities and equipment to support future growth in this business. These issues will impact our third quarter and 1999 fiscal year results by approximately $.17 to $.18 per diluted share for the 1999 third quarter and $.26 to $.28 per diluted share for the 1999 fiscal year."

Mr. Baker continued: "During 1998, we purchased five (5) A300 aircraft for conversion from passenger to cargo configuration. Two of these airplanes have been converted to date, with the third scheduled for completion by the end of the third quarter. Our 1999 business plan had projected that two of these aircraft would be leased during the third quarter and that all three of these aircraft would be leased during the fourth quarter. While we are in discussions with several parties interested in leasing these aircraft, the timing of potential transactions is likely to be delayed from what we anticipated, thereby adversely impacting our 1999 third quarter and full-year operating results by approximately $.02 and $.05 per diluted share, respectively. On the other hand, consistent with our plan, we expect one of our A300 aircraft that has not yet been converted to cargo configuration to be sold during the third quarter. We remain confident in the long term value of our investment in the A300 aircraft and view the impact of this issue to simply be one of timing."
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The Company also commented on the status of the six new facilities it is currently developing. As previously reported, the Company anticipated opening six new facilities during the third quarter of 1999. Mr. Baker commented: "Our new Winston-Salem MRO facility, which will perform aircraft C and D checks, received its FAA certificate last week and received very high marks from the FAA during the certification process. The first aircraft is already in work at the facility, with a second aircraft scheduled to begin maintenance next week. We expect this facility will continue to add new aircraft and customers during the fourth quarter of 1999. Our new MRO facilities in Dallas, Minneapolis and Greensboro, our new manufacturing facility in Juarez, Mexico and our new distribution sales office in Amsterdam, should contribute to our operating revenues and income during the fourth quarter. However, costs resulting from delays in opening these new facilities will negatively impact our anticipated third quarter and fiscal 1999 operating results by approximately $.03 and $.02 per diluted share, respectively."

The Company also reported that slightly higher interest rates during the third quarter and higher borrowings than were anticipated (incurred to support continued revenue growth, the acquisition of Kitty Hawk's Oscoda, Michigan maintenance facility and to fund costs relating to the development of new facilities) will adversely impact 1999 third quarter and fiscal year operating results by approximately $.07 and $.14 per diluted share, respectively.

Mr. Baker commented: "We have been very active in our review and consideration of merger and acquisition opportunities. However, while we have explored numerous potential transactions, we have not recently found acquisition targets at prices at which we believed it made sense for our business. This, in part, has led us to adopt a strategy of build vs. buy to accomplish part of our future growth; hence the development of several of our new facilities. Additionally, we actively negotiated during the third quarter with two large transaction partners. While these discussions have been positive, we believe that given the recent activity in the market price of our common stock, these transactions will probably not be possible at this time. As a result, we anticipate recognizing approximately $500,000 of one-time professional fees as an expense during the third quarter."

Mr. Baker continued: "We are pleased how the market has reacted to and accepted our Total Inventory Management ("TIM") and Total Aircraft Maintenance ("TAM") product strategy. We recently completed the first ten heavy C-checks for one of the top U.S. air carriers and we reduced their average time in maintenance from 42 to 28 days per aircraft. We did this by controlling both the parts support and repair and the aircraft maintenance. The benefits to our customer were substantial and we are confident that our TIM/TAM product delivers true value to our customers and will continue to deliver meaningful long term opportunities for our company."

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Aviation Sales Company is a leading independent provider of fully integrated aviation inventory and maintenance services, including aircraft heavy maintenance, component repair and overhaul, leasing, the distribution of aircraft spare parts and the manufacture of new components for major commercial airlines, original equipment manufacturers and maintenance and repair facilities throughout the world.

Except for historical information contained herein, this release contains certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified below, could adversely affect the Company's ability to obtain these results: the Company's ability to acquire adequate inventory and to obtain favorable pricing for such inventory, competitive pricing for the Company's products and services, increased competition in the aircraft spare parts redistribution and MRO markets, the ability to consummate suitable acquisitions, the continuing ability to effectively integrate acquisitions, economic factors which affect the airline industry, and changes in government regulations. Certain of these risks are described in the Company's filings with the Securities and Exchange Commission
(SEC). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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Contact:

     Aviation Sales Company
     Dale S. Baker, 305/599-6619
     (Chairman/Chief Executive Officer)
     or
     Morgen-Walke Associates
     Gordon McCoun/Jennifer Angell, 212/850-5600
     Media contact:
     Eileen King/Stacey Reed, 212/850-5600\

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